EXHIBIT 10.37

FORM OF AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 2 TO THE EMPLOYMENT AGREEMENT (this “Amendment”) made as of the     day of November 2010 by and between AEROFLEX INCORPORATED, a Delaware corporation (hereinafter “Aeroflex” or the “Company”) and JOHN BUYKO (hereinafter “Buyko” or the “Executive” and together with the Company, the “Parties”).

WITNESSETH:

WHEREAS, the Parties entered into an Employment Agreement dated August 15, 2007, as amended December 31, 2008 (the “Agreement”) under which the Parties agreed upon the terms pursuant to which the Executive would provide services to the Company as further described therein, and

WHEREAS, the Parties desire to amend the Agreement to extend the term thereof and otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and notices promulgated thereunder.

NOW, THEREFORE, the parties hereto agree as follows, effective as of the date hereof:

1.             Section 2(b) of the Employment Agreement shall be deleted and replaced in its entirety with the following:

“Employment Term. The Employment Term shall commence on the Effective Date and shall terminate on August 15, 2015. In addition, the Employment Term shall automatically terminate upon any termination of Buyko’s employment pursuant Section 5.”

2.             Section 3(c)(ii)  of the Employment Agreement shall be deleted and replaced in its entirety with the following:

“For each Fiscal Year ending during the Employment Term, Buyko shall be eligible to receive an annual bonus of between 50% and 150% of Salary based upon the achievement of EBITDA targets for such Fiscal Year as established by the Board.  More particularly, (i) 50% of Salary will be awarded to Buyko as a bonus if Aeroflex’s EBITDA is equal to the minimum EBITDA target established by the Board (the “Threshold EBITDA”); (ii) 100% of Salary will be awarded as a bonus if Aeroflex’s EBITDA is equal to the FY EBITDA Target established by the Board (the “FY EBITDA Target”); and (iii) 150% of Salary will be awarded as a bonus if Aeroflex’s EBITDA is equal to or greater than the maximum EBITDA Target established by the Board (the “Maximum EBITDA”). Buyko’s bonus shall be determined by linear interpolation if Aeroflex’s EBITDA is between the Threshold EBITDA and the FY EBITDA Target or between the FY EBITDA Target and the Maximum EBITDA, as the case may be. If the Board fails to establish the Threshold EBITDA or the Maximum EBITDA for any fiscal year, such targets shall be presumed to be, respectively, $10,000,000 less and $10,000,000 more than the FY EBITDA Target. No annual bonus will be paid if Aeroflex’s EBITDA is below the Threshold EBITDA for any Fiscal Year. The FY EBITDA Target shall be equitably adjusted by the Board in the event of any divestiture, acquisition or other extraordinary event. Any annual bonus payable hereunder shall be paid on or prior to March 15 of the year following the year such bonus is earned.

3.             The last sentence of Section 4(a) of the Agreement is hereby amended and restated, which shall read in its entirety as follows:

“In addition, during the Employment Term, Buyko shall be entitled to a car allowance of $750.00 per month, such amount to be paid monthly in accordance with the normal payroll practices of the Company.”

4.             The first phrase of Section 5(f)(ii) of the Agreement is hereby amended and restated, which shall read as follows:

“(ii) In the event of termination by Aeroflex of Buyko’s employment without Cause or of termination by Buyko of his employment for Good Reason, subject to Buyko’s execution and nonrevocation of a general release in favor of Aeroflex, its affiliates and their current and former officers, directors and employees, in substantially the form attached hereto as Exhibit A within 30 days following the date of such termination, Buyko shall be entitled, commencing, notwithstanding any provision to the contrary in Sections 5(f)(ii)(A)-(C), on the 30th day following such termination of employment (provided that, payments or benefits that would otherwise have been owed to Buyko prior to the 30th day after termination of employment shall be made to or on behalf of Buyko on the 30th day after his termination of employment), in addition to the compensation and benefits specified in Section 8(b), to the following payments and benefits:”

5.             A new Section 5(g) of the Agreement is hereby added, which shall read in its entirety as follows:

“(g)  Payments; Compliance with Section 409A of the Code.  Notwithstanding anything herein to the contrary, if (i) Buyko is to receive payments or benefits under Section 5 by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) Buyko is a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject Buyko to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of Buyko’s employment, then such payment or benefit required under Section 5 shall not commence until the first day which is at least six months after the termination of Buyko’s employment.  Such payments or benefits, which would have otherwise been required to be made over such six month period, shall be paid to Buyko in one lump sum payment or otherwise provided to Buyko as soon as administratively feasible after the first day which is at least six months after the termination of Buyko’s employment.  Thereafter, the payments and benefits shall continue, if applicable, for the relevant period set forth in Section 5.  For purposes of this Agreement, all references to “termination of employment” and other similar language shall be deemed to refer to Buyko’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).”

6.             The second sentence of Section 7(b) of the Agreement is hereby amended and restated, which shall read in its entirety as follows:

“Any such reduction in the preceding sentence shall be done first by reducing any cash payments with the last payment reduced first; next any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; next any equity or equity derivatives based on acceleration value shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced.”

7.             The third and fourth sentences of Section 7(b) of the Agreement are hereby amended and restated, which shall read in their entirety as follows:

“Notwithstanding the foregoing, if immediately before such Change in Control or other transaction, no stock of Aeroflex or any member of its affiliated group (as defined in Q&A 46 of Treas. Reg. Section 1.280 G)  is “readily tradable on an established securities market or otherwise” (within the meaning of Q&A 6(a)(2)(i) of Treas. Reg. Section 1.280G), Aeroflex shall use reasonable efforts to obtain the approval of the Cutback Benefits by Aeroflex’s shareholders in the manner contemplated by Q&A 7 of Treas. Reg. Section 1.280G, it being understood and agreed that Aeroflex does not guarantee that such approval will be obtained.  If, and only if, Aeroflex determines that such approval is applicable and is actually obtained, Buyko shall be entitled to receive the Cutback Benefits without regard to the first sentence of this paragraph.”

8.             Except as specifically provided in and modified by this Amendment, the Agreement is in all other respects hereby ratified and confirmed and references to the Agreement shall be deemed to refer to the Agreement as modified by this Amendment.

9.             This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

AEROFLEX INCORPORATED

By:

John Buyko